                                                                    Exhibit 9.1




                         ACCOUNTING SERVICES AGREEMENT


                 This Agreement is made as of September 5, 1995 by and among TIME HORIZON FUNDS, a Delaware business trust (the "Company"), BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION (the "Manager"), and BISYS Fund Services Ohio, Inc., an Ohio corporation (the "Accountant").

                 WHEREAS, the Manager has entered into a Management Agreement dated September 5, 1995 (the "Management Agreement") to provide administration and advisory services (including but not limited to fund accounting services) to the Company, which is an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

                 WHEREAS, the Management Agreement provides that the Manager may from time to time employ or associate with itself such person or persons as it may believe to be particularly fitted to assist in the performance of the Management Agreement;

                 WHEREAS, the Manager desires to retain the Accountant to provide fund accounting services for the portfolios of the Company listed on Appendix A, as amended from time to time (each individually a "Fund," and collectively, the "Funds"), and the Accountant is willing to provide such services, all as more fully set forth below;

                 WHEREAS, the Accountant is experienced in providing fund accounting services to investment companies and possesses facilities sufficient to provide such services; and

                 WHEREAS, the Board of Trustees of the Company has approved the appointment of the Accountant to provide fund accounting services on behalf of the Company.

                 NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties agree as follows:

         1.               Definitions.
                          -----------

                 (a) "Authorized Person." The term "Authorized Person" shall mean any officer of the Company and any other person, who is duly authorized by the Company's Governing Board, to give Oral and Written Instructions on behalf of the Company, provided, however, that if the Governing Board determines that Oral Instructions or Written Instructions require the approval of more than one person, the term "Authorized Person" shall mean such persons as are in combination so authorized. Such persons are listed in the Certificate attached hereto, as amended from time to time, as the Authorized Persons Appendix to this Agreement. If the Accountant provides more than one service hereunder, the Company's designation of Authorized Persons may vary by service.

                 (b) "CFTC." The term "CFTC" shall mean the Commodities Futures Trading Commission.

                 (c) "GOVERNING BOARD." The term "Governing Board" shall mean the Company's Board of Trustees or, where duly authorized, a competent committee thereof.

                 (d) "ORAL INSTRUCTIONS." The term "Oral Instructions" shall mean oral instructions received by the Accountant from an Authorized Person or from a person reasonably identified to the Accountant as an Authorized Person.

                 (e) "SEC." The term "SEC" shall mean the Securities and Exchange Commission.

                 (f) "SECURITIES AND COMMODITIES LAWS." The term "Securities and Commodities Laws" shall mean the "1933 Act" (which shall mean the Securities Act of 1933), the "1934 Act" (which shall mean the Securities Exchange Act of 1934), the "1940 Act" (which shall mean the Investment Company Act of 1940), and the "CEA" (which shall mean the Commodities Exchange Act), in each case as amended.

                 (g) "SHARES." The terms "Shares" shall mean the shares or any series or class of units of beneficial interest of the Company.

                 (h) "WRITTEN INSTRUCTIONS." The term "Written Instructions" shall mean written instructions signed by one or more Authorized Persons as required by the Governing Board from time to time and received by the Accountant. The instructions may be delivered by hand, mail, courier service, tested telegram, cable, telex or facsimile sending device.

         2. APPOINTMENt. The Manager hereby appoints the Accountant to provide fund accounting services, in accordance with the terms set forth in this Agreement. The

Accountant accepts such appointment and agrees to furnish such services.

         3. DELIVERY OF DOCUMENTS. The Manager has provided or, where applicable, will provide the Accountant with the following:

                 (a) certified or authenticated copies of the resolutions of the Company's Governing Board, approving the appointment of the Accountant or its affiliates to provide fund accounting services;

                 (b) a copy of the Company's most recent effective registration statement;

                 (c)              a copy of the Company's Management Agreement;
and

                 (d) certified or authenticated copies of any and all amendments or supplements to the foregoing.

         4. DESCRIPTION OF ACCOUNTING SERVICES. The Accountant shall perform all necessary accounting functions including, without limitation, the following:

                 (a) Journalize the Company's investment, capital share and income and expense activities;

                 (b) Verify investment buy/sell trade tickets when received from the Manager and transmit trades to the Company's custodian for proper settlement;

                 (c) Maintain individual ledgers for investment securities in both U.S. dollars and foreign currency terms;

                 (d) Maintain historical tax lots for each security and foreign currency;

                 (e) Reconcile cash and investment balances of the Company with the custodian, and provide the Manager with the beginning cash balance available for investment purposes in both U.S. dollar and foreign currency terms;

                 (f) Reconcile capital share transactions between the Transfer Agent and each Fund;

                 (g) Update the cash availability throughout the day as required by the Manager;

                 (h) Post to and prepare the Company's Statement of Assets and Liabilities and the Statement of Operations in U.S. dollar terms;

                 (i) Calculate various contractual expenses (e.g., distribution and custody fees);

                 (j)              Record and update expense accruals;

                 (k) Record all disbursements from the Company upon Written Instructions;

                 (l) Pay all invoices properly authorized and presented in proper form;

                 (m) Calculate capital gains and losses and foreign exchange gains and losses;

                 (n)              Determine each Fund's net income in both U.S.
dollar and foreign currency terms;

                 (o) Obtain security market quotes and foreign exchange rates from independent pricing services approved by the Company's Governing Board, or if such quotes are unavailable, then obtain them as directed by resolution of the Governing Board, and in either case calculate the market value of the Company's investments in both U.S. dollar and foreign currency terms;

                 (p) Transmit or mail a copy of the daily portfolio valuation and any other required reports to the Manager;

                 (q) Provide necessary computations for the presentation of data in connection with financial information to be supplied to regulators, shareholders, trustees, the Manager and any industry publications (including but not limited to Lipper Analytical Services);

                 (r) Prepare any and all accounting data for regulatory filings and shareholder communications;

                 (s) Compute the net asset value of each Fund of the Company in U.S. dollars and the dividend rate per share on each business day;

                 (t) As appropriate, compute each Fund's yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity; and

                 (u)              Prepare a monthly financial statement in U.S.
dollars, which will include the following items:

                          -       Schedule of Investments
                          -       Statement of Assets and Liabilities
                          -       Statement of Operations
                          -       Statement of Changes in Net Assets
                          -       Cash Statement
                          -       Schedule of Capital Gains and Losses.

                 (v) Provide certain financial information necessary to facilitate the preparation of the Company's annual local, state and U.S. federal income tax returns;

                 (w) Maintain records in connection with each Fund's election to be treated as a regulated investment company under Section 851 of the Internal Revenue Code of 1986, as amended ("IRC"), including records of gross income, dividends, interest and other categories of gross income described in IRC section 851(b)(2), and gross income derived from the sale or disposition by the Fund of stock, securities or other property described in IRC section 851(b)(3) that was held for less than 3 months, and timely notify Company management of any potential noncompliance with the gross income requirements of IRC sections 851(b)(2) and 851(b)(3).

         5. COMPLIANCE WITH GOVERNING INSTRUMENTS AND LAWS. In performing its duties as Accountant for the Company, the Accountant shall act in conformity with the Company's Declaration of Trust, Bylaws, prospectuses and statements of additional information, and the instructions and directions of the Board of Trustees of the Company. In addition, the Accountant shall conform to and comply with the requirements of the 1940 Act, the Rules and Regulations of the SEC, and all other applicable federal or state laws and regulations.

         6. INSTRUCTIONS. Unless otherwise provided in this Agreement or by resolution of the Governing Board which has been submitted to the Accountant, the Accountant shall act only upon Oral and Written Instructions.

                 The Accountant shall be entitled to rely upon any Oral and Written Instructions unless such reliance is unreasonable under the circumstances. The Accountant may assume that any Oral or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Company's Governing

Board or of the Company's shareholders unless such assumption is unreasonable under the circumstances.

                 The Manager shall forward to the Accountant Written Instructions confirming Oral Instructions so that the Accountant receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by the Accountant shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions. The Accountant shall incur no liability to the Manager in acting upon Oral or Written Instructions.

         7.               RIGHT TO RECEIVE ADVICE.
                          -----------------------

                 (a) ADVICE OF THE COMPANY. If the Accountant is in doubt as to any action it should or should not take, the Accountant may request Oral or Written Instructions.

                 (b) ADVICE OF COUNSEL. If the Accountant is in doubt as to any question of law pertaining to any action it should or should not take, the Accountant may request advice from reasonably qualified counsel of its own choosing at its own cost (who may be counsel for the Company, the Manager or the Accountant, at the option of the Accountant).

                 (c) CONFLICTING ADVICE. In the event of a conflict between Oral or Written Instructions the Accountant receives from the Company, and the written advice it receives from counsel, the Accountant shall be entitled to rely upon and follow such advice of counsel after notice to the Company and to the Manager.

                 (d)              PROTECTION OF THE ACCOUNTANT.  The
Accountant shall be protected in any action it takes or does not take in reasonable reliance upon Oral or Written Instructions it receives from the Company or written advice of reasonably qualified counsel. Nothing in this paragraph (d) shall be construed so as to impose an obligation upon the Accountant (i) to seek Oral or Written Instructions, or (ii) to act in accordance with such Oral or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of the Accountant's properly taking or not taking such action. Nothing in this paragraph (d) shall excuse the Accountant when an action or omission on the part of the Accountant constitutes willful misfeasance, bad faith, negligence or reckless disregard by the Accountant of any duties or obligations under this Agreement.

         8. RECORDS. The books and records pertaining to the Company which are in the possession of the Accountant shall be the property of the Company. The Manager, the Company or the Company's Authorized Persons shall have access to such books and records at all times during the Accountant's normal business hours. Such inspections shall not unreasonably disrupt the business of the Accountant. Upon the reasonable request of the Manager or the Company, copies of any such books and records shall be provided by the Accountant to the Manager or the Company or to an Authorized Person of the Company at the expense of the Accountant.

                 The Accountant shall keep the following records:
(a) all books and records with respect to the Company's books of account maintained by it pursuant to Section 4 hereof; and (b) records of all of the Company's securities transactions. The Accountant shall preserve any such books and records in accordance with the requirements of Rule 31a-2 under the 1940 Act.

                 All computer programs and procedures developed to perform services required to be provided by the Accountant under this Agreement are the property of the Accountant. All records and other data except such computer programs and procedures are the exclusive property of the Company and all such other records and data shall be furnished to the Company, or successor Company Accountant or such other entity that the Company may specify, in a form specified by the Company as soon as practicable after termination of this Agreement for any reason.

         9. CONFIDENTIALITY. The Accountant agrees to keep confidential and to treat as proprietary information of the Company all records of the Company and information relating to the Company and its shareholders (past, present and potential), unless the release of such records or information is otherwise authorized by the Governing Board. Should the Accountant be required to provide such information or records to duly constituted authorities (who may institute civil or criminal contempt proceedings for failure to comply), the Accountant shall not be required to seek the Company's consent prior to disclosing such information but shall be required to give the Manager and the Company prior written notice of the Accountant's intent to disclose such information.

         10. LIAISON WITH ACCOUNTANTS. The Accountant shall act as liaison with the Company's independent public accountants and shall provide such accountants with account analyses, fiscal year summaries, and other audit-related schedules. The Accountant shall at all times keep the Manager fully informed regarding its liaison activities and shall promptly notify the Manager and the Company of any inquires or contact by governmental agencies regarding the Company. The Accountant shall not respond to any such governmental inquiries without the consent of the Company and the Manager, unless required to do so by law (in which event it shall give the Manager and the Company prior written notice of its response). The Accountant shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as such may be required by the Company from time to time.

         11. DISASTER RECOVERY. The Accountant shall at its own expense enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, the Accountant shall, at no additional expense to the Company, take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.

         12. COMPENSATION. As compensation for services rendered by the Accountant during the term of this Agreement, the Company shall pay to the Accountant a fee or fees as set forth in Appendix B.

         13. INDEMNIFICATION. The Manager agrees to indemnify and hold harmless the Accountant and its nominees from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the Securities and Commodities Laws and any state and foreign securities and blue sky laws, and amendments thereto) and expenses, including (without limitation) attorneys' fees and disbursements, arising directly or indirectly from any action which the Accountant takes or does not take (i) at the request or on the direction of or in reliance on the advice of the Manager or the Company or (ii) upon Oral or Written Instructions, provided that neither the Accountant, nor any of its nominees, shall be indemnified against any liability to the Manager, to the Company or to its shareholders (or any expenses incident to such liability) arising out of the Accountant's own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

                 The Accountant agrees to indemnify and hold harmless the Manager and its nominees from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the Securities and Commodities Laws and any state and foreign securities and blue sky laws, and amendments thereto) and expenses, including (without limitation) attorneys' fees and disbursements, arising directly or indirectly from any action which the Manager takes or does not take at the request or on the direction of or in reliance on the advice of the Accountant, provided that neither the Manager, nor any of its nominees, shall be indemnified against any liability to the Accountant, to the Company or to its shareholders (or any expenses incident to such liability) arising out of the Manager's own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

         14. RESPONSIBILITY OF THE ACCOUNTANT. The Accountant shall be under no duty to take any action on behalf of the Manager or the Company except as specifically set forth herein or as may be specifically agreed to by the Accountant in writing. The Accountant shall be obligated to exercise care and diligence in the performance of its duties hereunder and shall be responsible for failure to perform its duties under this Agreement arising out of the Accountant's negligence. Notwithstanding the foregoing, the Accountant shall not be responsible for losses beyond its control, provided that the Accountant has acted in accordance with the standard of care set forth above; and provided further that the Accountant shall only be responsible for that portion of losses or damages suffered by the Company that are attributable to the negligence of the Accountant.

         15. DURATION AND TERMINATION. This Agreement shall continue until terminated by the Company, the Manager or the Accountant on sixty (60) days prior written notice to the other party. After such termination, for so long as the Accountant, with the written consent of the Company, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due the Accountant and unpaid by the Company upon such termination shall be immediately due and payable upon and notwithstanding such termination. The Accountant shall be entitled to collect from the Company, in addition to the compensation described under Section 12 hereof the amount of all of the Accountant's cash disbursements for services approved in advance by the Manager in connection with the Accountant's activities in effecting such termination, including without limitation the delivery to the Company and/or its designees of the Company's property, records, instruments and documents, or any copies thereof. Subsequent to such termination, for a reasonable fee the Accountant shall provide the Company with reasonable access to any Company documents or records remaining in its possession and previously provided to the Company under Section 8, hereof.

         16. NOTICES. Notices of any kind to be given to the Manager hereunder by the Accountant shall be in writing and shall be duly given if mailed or delivered to the Manager at the following address:

  Bank of America NT&SA                    WITH A COPY TO:
  555 South Flower Street                  Arthur A. Fritz
  Los Angeles, CA  90071                   Bank of America NT&SA
  Attention: Debra McGinty Poteet          555 S. Flower Street
                                           Los Angeles, CA 90071

or at such other address or to such individual as shall be so specified by the Manager to the Accountant.

                 Notices of any kind to be given to the Accountant hereunder by the Manager shall be in writing and shall be duly given if mailed or delivered to the Accountant at the following address:

                 UNTIL SEPTEMBER 18, 1995:
                 ------------------------
                 BISYS Fund Services Ohio, Inc.
                 1900 E. Dublin-Granville Road
                 Columbus, Ohio 43229
                 Attention:  Stephen G. Mintos

                 AFTER SEPTEMBER 18, 1995:
                 ------------------------
                 BISYS Fund Services Ohio, Inc.
                 3435 Stelzer Road
                 Columbus, Ohio  43219
                 Attention:  Stephen G. Mintos
or at such other address or to such individual as shall be so specified by the Accountant to the Manager.

             A copy of all notices to the Manager or the Accountant shall be given to the Company. Notices of any kind to be given to the Company by the Manager or Accountant shall be in writing and shall be duly given if mailed or delivered to the Company at the following address:

    Time Horizon Funds                with a copy to
    1900 E. Dublin-Granville          Cathy G. O'Kelly, Esq.
    Columbus, Ohio 43229              Vedder, Price, Kaufman &
    Attention: President              Kammholz
                                      222 N. LaSalle, 26th Floor
                                      Chicago, IL  60695

or at such other address or such individual as shall be so specified by the Company to the Manager and Accountant.

    17. DELEGATION. The Accountant may not delegate any of its duties under this Agreement to any affiliate or third party sub- contractor without the prior written consent of the Company and the Manager.

    18. AMENDMENTS. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

    19. ASSIGNMENT. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Accountant to any person, including without limitation to any affiliate of the Accountant, without the written consent of the Manager and of the Company, authorized or approved by a resolution of the Company's Governing Board. This Agreement will automatically terminate in the event of its assignment, as described hereunder, or as such term is defined in the 1940 Act.

    20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    21. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

    22. NAMES. The name "Time Horizon Funds" refers to the trust created and the trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated April 12, 1995, as amended, which is hereby referred to and a copy of which is on file at the principal office of the Company. The trustees, officers, employees and agents of the Company shall not personally be bound by or liable under any written obligation, contract, instrument, certificate or other interest or undertaking of the Company made by the trustees or by an officer, employee or agent of the Company, in his or her capacity as such, nor shall resort be had to their private property for the satisfaction of any obligation or claim thereunder. All persons dealing with any series or class of shares of the Company may enforce claims against the Company only against the assets belonging to such series or class.

    23. MISCELLANEOUS. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody with the approval of the Company in one or more separate documents their agreement, if any, with respect to delegated and/or Oral Instructions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

    This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first above written.

                        BANK OF AMERICA NATIONAL TRUST AND
                        SAVINGS ASSOCIATION

                        /s/Debra McGinty-Poteet
                        --------------------------------
                        (title) Senior Vice President
                               -------------------------


                         BISYS FUND SERVICES OHIO, INC.

                        /s/J. David Huber
                        --------------------------------
                        (name) J. David Huber
                              --------------------------
                        (title) Executive Vice President
                               -------------------------


                        TIME HORIZON FUNDS

                        /s/George O. Martinez
                        --------------------------------
                        (name) George O. Martinez
                              --------------------------
                        (title) Senior Vice President
                               -------------------------

                                   APPENDIX A

                                     Funds
                                     -----

                              Time Horizon Fund 1
                              Time Horizon Fund 2
                              Time Horizon Fund 3


             And any other portfolios of the Company, whether now existing or hereafter created, for which the Company has approved the Accountant to provide accounting services and for which the Accountant provides accounting services.

                                   APPENDIX B
                                  FEE SCHEDULE




             The monthly fees for each Fund will be calculated based upon the greater of $2,500 or the following fee schedule: 0.0125% of average assets between $10 million and $50 million; 0.025% of average net assets between $50 million and $200 million; 0.02% of next $200 million and $500 million of average net assets; and 0.015% of average net assets greater than $500 million.

             For the first year, the Fund Accountant shall receive no fee, provided, however, that if the assets in the Funds reach $10 million, the Fund Accountant shall receive the greater of $2,500 or 0.0125% of the average net assets.